Exhibit 10.18

Manhattan Bridge Capital, Inc.

October 22, 2019

Assaf Ran, President and CEO

Manhattan Bridge Capital, Inc.

60 Cutter Mill Road, Suite 205

Great Neck, NY, 11201

Re: Waiver of Portion of Salary

Dear Mr. Ran:

Reference is made to that certain Employment Agreement, dated March 1, 1999 (the “Employment Agreement”), by and between yourself and Manhattan Bridge Capital, Inc. (formerly known as DAG Media, Inc.) , a New York corporation (the “Company”). The purpose of this letter agreement is to set forth your voluntary agreement to forgo your base salary to be paid for the months of November and December 2019 (the “Waived Salary”) that would otherwise be earned by you pursuant to the Employment Agreement.

You agree that (i) the Company will not pay you, and you shall have no right to, the Waived Salary and (ii) your voluntary waiver of the Waived Salary shall not constitute a breach by the Company of the Employment Agreement and shall not give you a right to terminate your employment pursuant to Employment Agreement for any reason.

Except as set forth in this letter, all other terms and conditions set forth in the Employment Agreement shall remain unmodified and in full force and effect. If there is any conflict between this letter and the Employment Agreement, the terms of this letter agreement shall govern and control. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when a counterpart has been executed by each of the parties hereto, all of the counterparts, when taken together, shall constitute one and the same agreement.

Please execute this letter in the space provided below in order to evidence your agreement with the terms hereof.

Sincerely,

Manhattan Bridge Capital, Inc.

By:	/s/ Vanessa Kao
Name:	Vanessa Kao
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Assaf Ran
Assaf Ran